EXHIBIT 99.1

MannKind Earns $50 Million in Milestone Payments From Sanofi

VALENCIA, Calif., Jan. 8, 2015 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today announced that it has earned a total of $50 million in milestone payments in connection with the satisfaction of manufacturing milestones specified in its collaboration and licensing agreement with Sanofi. Pursuant to the agreement, MannKind previously received a $150 million upfront payment and is eligible to earn up to $725 million in further development, regulatory and sales milestones, and is also eligible to receive a share of profits on sales of Afrezza.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

CONTACT: Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com